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                                                                EXHIBIT 20.2


                                      NEWS
                        [MICHAEL FOODS INC. LETTERHEAD]



Contact:  MARK D. WITMER
          Director of Corporate Communications
          (612) 546-1500


For Immediate Release

     MICHAEL FOODS COMPLETES BANK FINANCING

     MINNEAPOLIS, February 28 -- Michael Foods, Inc. (Nasdaq\NMS:MIKL) announced today that it has closed on a new Revolving Loan Agreement with its principal banks. The credit facility is in the amount of $80 million, matures in February, 2002 and allows the Company to borrow at the banks' reference rate or at eurodollar rates, at it's option Bank of America National Trust and Savings Association is the agent for the facility.


     Michael Foods, Inc. is a diversified food processor and distributor with particular interests in egg products, refrigerated grocery products, frozen and refrigerated potato products and specialty dairy products. Principal subsidiaries include Papetti's Hygrade Egg Products, Inc., M.G. Waldbaum Company, Crystal Farms Refrigerated Distribution Company, Northern Star Co. and Kohler Mix Specialties, Inc.


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     2-28-97